Exhibit (a)(5)(B)

Wilks Brothers, LLC Announces Expiration of Offer to Acquire Dawson Geophysical Company

Fort Worth, Texas – January 18, 2022 – Wilks Brothers, LLC (“Wilks”) today announced the successful completion of the tender offer (the “Offer”) by WB Acquisitions Inc., a Delaware corporation (“Merger Sub”) and a subsidiary of Wilks, for any and all of the issued and outstanding shares (the “Shares”) of Dawson Geophysical Company (NASDAQ: DWSN) (“Dawson”) at a price of US $2.34 per Share (the “Offer Price”) in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 2021, and in the related Letter of Transmittal, each including all amendments thereto. The Offer expired at the end of the day on January 14, 2022.

American Stock Transfer & Trust Company, LLC, the depository for the Offer has advised Wilks and Merger Sub that in accordance with the terms of the Offer, as of the expiration of the Offer, a total of 15,285,001 Shares were validly tendered and not validly withdrawn, excluding any Shares tendered pursuant to guaranteed delivery procedures that were not yet delivered in satisfaction of such guarantee pursuant to the Offer which, when combined with the 2,094,237 Shares owned by Wilks and its affiliates, represents approximately 73.5% of Dawson’s outstanding Shares. As a result, the 66.67% Minimum Condition was satisfied. Accordingly, all Shares that were validly tendered, in accordance with the terms of the Offer and not validly withdrawn, were accepted by Merger Sub for payment, and Merger Sub will promptly pay for all such tendered Shares in accordance with the terms of the Offer. In addition, Notices of Guaranteed Delivery were delivered for approximately 1.4% of the outstanding Shares, which Shares will also be purchased by Merger Sub provided such Shares are delivered in satisfaction of such guarantee.

Dawson intends to promptly convene a special meeting of Dawson’s shareholders at which such shareholders will be asked to approve the merger of Merger Sub with and into Dawson, with Dawson surviving such merger (the “Merger”). Wilks and its affiliates intend to vote all of the Shares they own, including the Shares acquired in the Offer, in favor of the Merger at such Dawson shareholder meeting. Approval of at least 80% of Dawson’s common stock is required to approve the Merger.

If Merger Sub completes the Merger, Dawson shareholders not tendering their Shares in the Offer (other than Dawson or any of its subsidiaries, Wilks, Merger Sub and any other affiliate or subsidiary of Wilks, or any shareholders who have properly exercised their appraisal rights) will receive cash in an amount equal to the Offer Price, without interest and less any required withholding taxes. In addition, Dawson, as the surviving company in the Merger, will become a subsidiary of Wilks, and the Shares will no longer be publicly traded.

If the requisite vote of Dawson’s shareholders is not obtained or Merger Sub otherwise does not complete the Merger, then the remaining shareholders of Dawson will not receive any consideration for their Shares and will continue as minority shareholders in a company in which Wilks has significant influence. In addition, there may be so few remaining shareholders and publicly traded shares that there will no longer be an active or liquid public trading market for Shares. In addition, Dawson may no longer be required to make filings with the SEC and the number of outstanding shareholders could be reduced to a number which requires delisting of Dawson’s shares from the NASDAQ.

All capitalized terms used but not otherwise defined herein shall have the meaning given in the Offer to Purchase and Merger Agreement.

D.F. King & Co., Inc. is the information agent for the Offer and any questions or requests for the Offer to Purchase and related materials with respect to the Offer may be directed to them by telephone, toll-free, at (800) 207-3158, if a stockholder, or by calling (212) 269-5550, if a bank or broker.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding expectations about the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements only speak as of the date of this press release, and Wilks assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the possibility that shareholder approval to complete the Merger is not obtained, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by Dawson and Wilks (including filings with the SEC). Although Wilks believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Wilks also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Important Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. On November 1, 2021, Wilks filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC. On the same date, Dawson filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The offer to purchase the Shares was made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the Offer, as amended because they contain important information regarding the Offer and the Merger. Investors and security holders may obtain a free copy of these statements, any amendments thereto, the Merger Agreement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer.

This communication does not constitute a solicitation of any vote or approval.

In connection with the Merger, Dawson filed a preliminary proxy statement with the SEC on November 23, 2021. Additionally, Dawson will file other relevant materials with the SEC in connection with the Merger. The materials filed or to be filed by Dawson with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Shareholders of Dawson are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed Merger because they contain or will contain important information about the Merger and the parties to the Merger.

Dawson and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Dawson’s shareholders in connection with the proposed Merger. Shareholders may obtain more detailed information regarding the names, affiliations and interests of certain of Dawson’s executive officers and directors in the solicitation by reading the proxy statement in connection with the Merger. Information concerning the interests of Dawson’s participants in the solicitation, which may, in some cases, be different than those of Dawson’s shareholders generally, is or will be set forth in the proxy statement relating to the Merger.

Media and Investor Contacts:

Sergei Krylov

Chief Financial Officer

817-850-3600

sergei.krylov@wilksbrothers.com

Javier Rocha

General Counsel

javier.rocha@wilksbrothers.com